Exhibit 3.2

HOMEUNION HOLDINGS, INC.

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is effective as of February 9th, 2016, by and between HomeUnion Holdings, Inc., a Delaware corporation (the “Company”), and each of the undersigned investors (collectively, the “Investors” and individually an “Investor”) listed on the Schedule of Investors attached hereto as Exhibit A.

RECITALS

WHEREAS, the Company desires to issue and sell unsecured convertible promissory notes up to an aggregate principal amount of $11,000,000; and

WHEREAS, the Investors desire to purchase from the Company unsecured convertible promissory notes in accordance with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.             The Loans and Notes.

(a)            The Loans. Subject to the terms and conditions of this Agreement, each Investor agrees to make a loan (each a “Loan,” and, collectively, the “Loans”) to the Company at the applicable Closing (as defined in Section 1 hereof), with the principal amount of each Loan (the “Loan Amount”) and the timing of such loan to be as set forth on the Schedule of Investors, as the same may be updated from time to time to reflect Notes issued.

(b)            The Notes. Each Loan shall be evidenced by an unsecured convertible promissory note (each a “Note,” and collectively, the “Notes”) of the Company in substantially the form attached hereto as Exhibit B. Each Note may be converted pursuant to its terms into shares of the Company’s Preferred Stock issued in the Company’s next equity financing (the “Preferred Stock”) as more fully set forth in the Notes.

(c)            The Closings.

(i)          Initial Closing. The initial purchase and sale of the Notes in the aggregate principal amount of $2,858,500 (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures on the date set forth above or such later date as shall be mutually acceptable to the Company and the Investors (the “Initial Closing Date”).

(ii)         Subsequent Closing(s). Subject to the terms and conditions of this Agreement, the Company may sell additional Notes at one or more subsequent closings (each a “Subsequent Closing”), which shall take place remotely via the exchange of documents and signatures on such date as shall be mutually acceptable to the Company and the Investors participating in such Subsequent Closing; provided, however, that the aggregate principal amount of the Notes issued in all Closings shall not exceed $11,000,000 (including Notes issued at the Initial Closing). The Initial Closing and each Subsequent Closing shall each constitute a “Closing,” and the Initial Closing Date and the date of each Subsequent Closing hereunder shall each constitute a “Closing Date.” At each Closing, the Schedule of Investors shall be updated to reflect the Loan Amount and the Closing Date of the Note or Notes issued at such Closing.

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(d)            Delivery. At each Closing, the Company shall deliver to the Investor a duly executed Note against receipt of the corresponding Loan Amount by check, cancellation of indebtedness or wire transfer to the bank account designated by the Company.

(e)            Cancellation of Indebtedness. Each Investor that was a holder of one or more promissory notes listed on the Schedule of Investors as of the Initial Closing (each, an “Old Note”), hereby acknowledges and agrees by such Investor’s execution of this Agreement that, effective upon the Initial Closing, (A) all outstanding principal and interest accrued through February 5, 2016 under each Old Note held by such Investor shall be automatically converted into the Loan Amount, which conversion is deemed to be payment of all or a portion of the purchase price for the Note issued to such Investor under this Agreement, and that the issuance of such Note is in full satisfaction and termination of the Company’s obligations under such Old Note, (B) other than the outstanding principal and interest under the Old Note issued in favor of such Investor set forth on the Schedule of Investors, there are no other promissory notes or other indebtedness of any kind of the Company to such Investor. Each such Investor further acknowledges and agrees that no interest accrued beyond February 5, 2016.

2.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that the following statements are true and correct as of the Initial Closing:

(a)            Organization, Standing; Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in the State of California and in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company’s business, financial condition or properties.

(b)            Corporate Power. The Company has all requisite corporate power and authority (i) to own and operate its properties and assets and to carry on its business as presently conducted, (ii) to execute and deliver this Agreement and the Notes (collectively, the “Loan Agreements”), (iii) to sell and issue the Notes, the shares of capital stock issuable upon conversion of the Notes, and the shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of such shares of capital stock (collectively, the “Securities”) and (iv) to carry out and perform the provisions of the Loan Agreements.

(c)            Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Loan Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Notes has been taken or will be taken prior to the Initial Closing. The Loan Agreements, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)            Valid Issuance. The Securities, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable. The issuance of the Securities is not subject to any preemptive rights or rights of first refusal granted by the Company which have not been waived or complied with, and the Notes are, and any capital stock issuable thereunder will be, issued in compliance with all applicable federal and state securities laws, and are (or will be) free of any liens and encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under federal and state securities laws.

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(e)            Governmental Consent, etc. No consent, approval, qualification, order or authorization of, or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the Company’s execution, delivery or performance of this Agreement, the offer, sale or issuance of the Notes or Securities, except such filings as have been made prior to each Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act, the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended (the “California Law”), the filing of a certificate of amendment of the certificate of incorporation of the Company with the Delaware Secretary of State, or such post-Closing filings as may be required under applicable foreign or state securities laws, which will be timely filed within the applicable periods therefor.

(f)            Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, California Law, and all applicable foreign and state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.             Representations and Warranties of the Investor. Each Investor hereby represents and warrants that:

(a)            Authorization. The Investor has full power and authority to enter into the Loan Agreements, and the Loan Agreements constitute valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms. The Investor has taken all corporate, partnership, limited liability company or other action of the Investor necessary for the purchase of the Notes and the performance of the Investor’s obligations hereunder.

(b)            Purchase Entirely for Own Account. The Investor is acquiring the Securities for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in any of the Securities to such person or to any third person.

(c)            Disclosure of Information. The Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and sale of the Securities and the business and operations of the Company.

(d)            Investment Experience; Accredited Investor. The Investor is an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself and bear the economic risk of the Investor’s investment, including the complete loss thereof. Investor has a preexisting personal or business relationship with the Company or one or more of its officers, directors or other persons in control of the Company, or Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes. If an entity, the Investor has not been organized for the purpose of acquiring Securities. The Investor acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Investor is in a position to lose the entire amount of such investment. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D, promulgated under the Securities Act.

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(e)            No Public Market; Restricted Securities. The Investor understands and acknowledges that no public market now exists for any of the Securities and that the Company has made no assurances that a public market will ever exist for the Securities. The Investor understands that the Securities the Investor is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Investor understands Rule 144 is not currently available for the sale of the Securities and may never be so available.

(f)            Market Standoff Agreement. The Investor hereby agrees that Investor will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Investor or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 3(f) shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Investor if all officers, directors, key employees as reasonably determined in good faith by the Board, and at least one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 3(f) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 3(f) that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters, except in the case of legal separation, divorce or pursuant to the terms of a court order, shall apply to all Investors subject to such agreements pro rata based on the number of shares subject to such agreements, provided that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to one percent (1%) of the Company’s outstanding Common Stock.

4.             Conditions to Closing.

(a)            Conditions of the Investors’ Obligations at Closing. The obligations of each Investor at the applicable Closing are subject to the fulfillment, on or prior to such Closing Date, of each of the following conditions, any of which may be waived in whole or in part by the Investor:

(i)          The representations and warranties made by the Company in Section 2 shall have been true and correct in all material respects when made.

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(ii)         The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to such Closing Date.

(iii)        Except for the notices required or permitted to be filed after the Closing Date pursuant to federal and state securities laws, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes at such Closing Date.

(b)            Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes to the Investor at each Closing is subject to the fulfillment to the Company’s satisfaction on or prior to the applicable Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

(i)          The representations and warranties made by such Investor in Section 3 shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of such Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date.

(ii)         Except for any notices required or permitted to be filed after the Closing Date pursuant to federal or state securities laws, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Securities.

5.             Exchange Right. If the Company incurs indebtedness after the date hereof (a “Subsequent Debt Financing”), each Investor shall have the right to exchange the Notes then held by such Investor into instruments of indebtedness issued in such Subsequent Debt Financing with an aggregate principal amount equal to the then outstanding principal and interest accrued on such Notes.

6.             Miscellaneous.

(a)            Legends. The certificates evidencing the Securities may bear legends relating to restrictions on transfer under agreements with the Company and federal and state securities laws or otherwise required by any federal or state securities laws, including, without limitation, the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS (THE “LAWS”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR QUALIFICATION UNDER THE LAWS UNLESS THE COMPANY AND ITS COUNSEL ARE SATISFIED THAT SUCH REGISTRATION AND QUALIFICATION IS NOT THEN REQUIRED UNDER THE CIRCUMSTANCES OF SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION.”

Such legends shall be removed by the Company upon delivery to it of an opinion of counsel satisfactory to the Company in form and substance satisfactory to the Company, that a registration statement under the Securities Act or qualification under applicable state securities laws is at the time in effect with respect to the legended security or that such security can be freely transferred without such registration or qualification.

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(b)          Waivers and Amendments. Any provision of this Agreement or the Notes may be amended, waived or modified (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), upon the written consent of the Company and the Investors holding Notes representing at least a majority of the aggregate then outstanding obligations under Notes issued to all the Investors hereunder, which must include the written consent of Artiman Ventures Select 2014, L.P. (the “Requisite Investor”).

(c)          Effect of Amendment or Waiver. Any waiver or amendment effected in accordance with Section 6(b) shall be binding upon each Investor and any holder of any Note purchased under this Agreement that is then outstanding and each future holder of all such Notes. Each Investor acknowledges that by the operation of Section 6(b) hereof, the Requisite Investor will have the right and power to diminish or eliminate all rights of such Investor under this Agreement and each Note issued to such Investor.

(d)          Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with laws of California, without regard to the conflict of laws provisions thereof.

(e)          Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investors and the Closing of the transactions contemplated hereby for a period of one year following such Closing.

(f)          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Requisite Investor.

(g)          Entire Agreement. This Agreement (including the schedule and exhibits attached hereto) and the Notes constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(h)          Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

(i)          Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)          Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Delivery of an executed signature page to this Agreement by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

(k)          Expenses. Regardless of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

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(l)          Acknowledgment. For the avoidance of doubt, it is acknowledged that the Investors shall be entitled to the benefit of all adjustments in the number of shares of Common Stock issuable upon conversion of the Preferred Stock or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Notes that occur prior to the conversion of the Notes.

[Remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed and delivered as of the date set forth below.

COMPANY:

HOMEUNION HOLDINGS, INC.

By	/s/ Don Ganguly

Name	S. Don Ganguly

Title	CEO

Address:	2010 Main St #250
Irvine, CA 92614

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed and delivered as of the date set forth below.

INVESTORS:

ARTIMAN VENTURES SELECT 2014, L.P.

By:	Artiman Select 2014 MTGP, L.P.
its General Partner

By:	/s/ Amit Shah
Name:	Amit Shah
Title:	Director of the General Partner

ARTIMAN VENTURES SELECT 2014 PRINCIPALS FUND, L.P.

By:	/s/ Amit Shah
Name:	Amit Shah
Title:	Director of the General Partner of
the General Partner

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

Initial Closing - February __, 2016

Name of Investor	Loan Amount	Loan Amount Paid by Cancellation of Indebtedness		Loan Amount Paid in Cash

Artiman Ventures Select 2014, L.P.	$2,809,120.93	$843,669.87	[1]	$1,965,451.06
2000 University Ave, Suite 602
Palo Alto CA 94303
Attn: Tom Dennedy
E-mail: tom@artiman.com
finance@artiman.com

Artiman Ventures Select 2014 Principals	$49,379.07	$14,830.13	[2]	$34,548.94
Fund, L.P.
2000 University Ave, Suite 602
Palo Alto CA 94303
Attn: Tom Dennedy
E-mail: tom@artiman.com
finance@artiman.com

Total:	$2,858.500

1 Loan Amount includes the principal and accrured interest through February 5, 2016 on that certain Promissory Note, dated November 24, 2015 issued to Artiman Ventures Select 2014, L.P..

2 Loan Amount includes the principal and accrured interest through February 5, 2016 on that certain Promissory Note, dated November 24, 2015 issued to Artiman Ventures Select 2014 Principals Fund, L.P..

EXHIBIT B

FORM OF NOTE